EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYNNEX Corporation
We consent to incorporation by reference in the registration statements (No. 333-111799, 333-158571, 333-191442, and 333-201755) on Form S-8 of SYNNEX Corporation (the “Company”) of our reports dated January 26, 2017, with respect to the consolidated balance sheets of SYNNEX Corporation as of November 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2016, and related financial statements schedule, and the effectiveness of internal control over financial reporting as of November 30, 2016, which reports appear in the November 30, 2016 annual report on Form 10-K of SYNNEX Corporation.

Our report dated January 26, 2017, on the effectiveness of internal control over financial reporting as of November 30, 2016, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired Minacs group of companies (collectively, Minacs).
/s/ KPMG LLP
Santa Clara, California
January 26, 2017